FIDELITY CONGRESS STREET FUND



CROSS REFERENCE SHEET
FORM N-1A

ITEM NUMBER   PART A SECTION

1               *

2               *

3               Financial Statements

4               General Description of the Registrant; Part B
                Section, Item 13: Investment Objectives and
                Policies

5               Management of the Fund; Part B Section, Item 16:
                Investment Advisory and Other Services

5A              *

6               Capital Stock and Other Securities

7               Purchase of Securities Being Offered

8               Redemption or Repurchase of Shares

9               *



                          * Not Applicable
FIDELITY CONGRESS STREET FUND

CROSS REFERENCE SHEET
(CONTINUED)
FORM N-1A

ITEM NUMBER   PART B SECTION

10, 11              *

12                  *

13                  Investment Objectives and Policies; Brokerage
                    Allocation and Other Practices

14                  Management of the Fund

15                  Control Persons and Principal Holders of
                    Securities

16                  Investment Advisory and Other Services

17                  Brokerage Allocation and Other Practices

18                  Part A Section, Item 6: Capital Stock and Other
                    Securities

19                  Purchase, Redemption and Pricing of Securities
                    Being Offered

20                  Part A Section, Item 6: Capital Stock and Other
                    Securities

21                  *

22                  *

23                  Financial Statements

* Not Applicable


SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM N-1A
REGISTRATION STATEMENT
UNDER THE INVESTMENT COMPANY ACT OF 1940
    Amendment No.   17
 File No. 2-16978 and 811-971
Fidelity Congress Street Fund
(Exact Name of Registrant as Specified in Charter)
82 Devonshire St., Boston, MA   02109
(Address of Principal Executive Offices) (Zip Code)
Registrant's Telephone Number  (617) 563-7000
Arthur S. Loring, Secretary
82 Devonshire Street,
Boston, Massachusetts 02109
(Name and Address of Agent for Fidelity Service Compan   y, Inc.     (FSC))
PART A:  INFORMATION REQUIRED IN PROSPECTUS
ITEM 1. COVER PAGE. Not applicable.
ITEM 2. SYNOPSIS. Not applicable.
ITEM 3. CONDENSED FINANCIAL INFORMATION. Per-Share Data in Financial
Statements.
ITEM 4. GENERAL DESCRIPTION OF THE REGISTRANT.
    FIDELITY CONGRESS STREET FUND is a diversified mutual fund of Fidelity Congress Street Fund, an open-end management investment company organized as a Massachusetts business trust on December 31, 1984.
 The fund seeks long-term growth of capital and income. This objective may not be changed without a vote of the majority of the fund's voting securities as defined in the 1940 Act. The fund primarily invests in equity securities. Because securities fluctuate in value and income distributed by corporations varies with earnings, and economic conditions change, the fund's investment adviser (the Adviser) cannot give assurance that the fund's investment objective will be achieved. The fund believes that income over a period of time generally follows capital values; therefore, the fund in its investment policy does not give special emphasis to current income in security selection. It is the fund's policy to remain substantially fully invested in equity securities, such as common stocks and securities with conversion privileges, except for cash and short-term obligations to meet current cash needs. The fund has the flexibility to pursue its objective through domestic or foreign equity securities.
        EQUITY SECURITIES    may include common stocks, preferred stocks,
convertible securities, and warrants. Common stocks, the most familiar type, represent an equity (ownership) interest in a corporation. Although equity securities have a history of long-term growth in value, their prices fluctuate based on changes in a company's financial condition and on overall market and economic conditions. Smaller companies are especially sensitive to these factors.
 RESTRICTIONS: With respect to 100% of total assets, the fund may not purchase more than 10% of the outstanding voting securities of a single issuer.
 EXPOSURE TO FOREIGN MARKETS. Foreign securities, foreign currencies, and securities issued by U.S. entities with substantial foreign operations may involve additional risks and considerations. These include risks relating to political or economic conditions in foreign countries, fluctuations in foreign currencies, withholding or other taxes, operational risks, increased regulatory burdens, and the potentially less stringent investor protection and disclosure standards of foreign markets. Additionally,
governmental issuers of foreign debt securities may be unwilling to    pay
interest and repay principal     when due and may require that the
conditions for payment be renegotiated. All of these factors can make foreign investments, especially those in developing countries, more volatile than U.S. investments.
 REPURCHASE AGREEMENTS. In a repurchase agreement, the fund buys a security at one price and simultaneously agrees to sell it back at a higher price. Delays or losses could result if the other party to the agreement defaults or becomes insolvent.
    ADJUSTING INVESTMENT EXPOSURE    .  The fund can use various techniques
to increase or decrease its exposure to changing security    prices,
interest rates, currency exchange rates, commodity prices, or other factors that affect security values. These techniques may involve derivative transactions such as buying and selling options and futures contracts, entering into currency exchange contracts or swap agreements, purchasing indexed securities, and selling securities short. FMR can use these practices to adjust the risk and return characteristics of the fund's portfolio of investments. If FMR judges market conditions incorrectly or employs a strategy that does not correlate well with the fund's investments, these techniques could result in a loss, regardless of whether the intent was to reduce risk or increase return. These techniques may increase the volatility of the fund and may involve a small investment of cash relative to the magnitude of the risk assumed. In addition, these techniques could result in a loss if the counterparty to the transaction does not perform as promised.
 The fund will not hedge more than 25% of its total assets by selling futures, buying puts and writing calls under normal conditions. In addition, the fund will not buy futures or write puts whose underlying value exceeds 25% of its total assets, and will not buy calls with a value exceeding 5% of its total assets. The fund's policies regarding futures contracts and options are not fundamental and may be changed at any time without shareholder approval.
    DIVERSIFICATION. Diversifying a fund's investment portfolio can reduce the risks of investing. This may include limiting the amount of money invested in any one issuer or, on a broader scale, in any one industry.
 RESTRICTIONS: With respect to 100% of its total assets, the fund may not purchase a security if, as a result, more than 5% would be invested in the securities of any issuer. This limitation does not apply to U.S. Government securities.
 The fund may not invest more than 25% of its total assets in any one industry. This limitation does not apply to U.S. Government securities.
 BORROWING. The fund may borrow from banks or from other funds advised by FMR, or through reverse repurchase agreements. If the fund borrows money, its share price may be subject to greater fluctuation until the borrowing is paid off. If the fund makes additional investments while borrowings are outstanding, this may be considered a form of leverage.
 RESTRICTIONS: The fund may borrow only for temporary or emergency purposes, but not in an amount exceeding 331/3% of its total assets.
 LENDING securities to broker-dealers and institutions, including Fidelity Brokerage Services, Inc. (FBSI), an affiliate of FMR, is a means of earning income. This practice could result in a loss or a delay in recovering the fund's securities. The fund may also lend money to other funds advised by FMR.
 RESTRICTIONS: Loans, in the aggregate, may not exceed 331/3% of the fund's total assets.
 FUNDAMENTAL INVESTMENT POLICIES AND RESTRICTIONS.
 The fund seeks long-term growth of capital and income.
 With respect to 100% of its total assets, the fund may not purchase a security if, as a result, more than 5% would be invested in the securities of any issuer and may not purchase more than 10% of the outstanding voting securities of a single issuer.
 The fund may not invest more than 25% of its total assets in any one industry.
 The fund may borrow only for temporary or emergency purposes, but not in an amount exceeding 33% of its total assets.
 Loans, in the aggregate, may not exceed 33% of the fund's total assets.
ITEM 5. MANAGEMENT OF THE FUND.
        THE FUND IS GOVERNED BY A BOARD OF TRUSTEES    which is responsible
for protecting the interests of shareholders. The trustees are experienced executives who meet throughout the year to oversee the fund's activities, review contractual arrangements with companies that provide services to the fund, and review the fund's performance. The majority of trustees are not otherwise affiliated with Fidelity.
 The fund is managed by FMR, which chooses the fund's investments and
handles its business affairs.     As of December 31, 1996, FMR advised
funds having more than 29 million shareholder accounts with a total value
of more than $432 billion    .
    Jay Weed is Vice President and manager of Fidelity Congress Street Fund, which he has managed since 1995. He also manages other Fidelity funds. Since joining Fidelity in 1984, Mr. Weed has worked as an analyst, portfolio manager, chief investment officer and joint Chief Investment Strategist for Portfolio Advisory Services (PAS).
 Fidelity investment personnel may invest in securities for their own account pursuant to a code of ethics that establishes procedures for personal investing and restricts certain transactions.
 Fidelity Service Co   mpany, Inc.     (FSC), 82 Devonshire Street, Boston,
Massachusetts 02109, an affiliate of FMR, is transfer,    dividend
disbursing, and shareholder servicing agent for the fund.     In the fiscal
year ended December 1996, the fund paid FSC fees equal    to 0.09% of its
average net assets.
 FMR Corp. is the ultimate parent company of FMR. Members of the Edward C. Johnson 3d family are the predominant owners of a class of shares of common stock representing approximately 49% of the voting power of FMR Corp. Under the Investment Company Act of 1940 (the 1940 Act), control of a company is presumed where one individual or group of individuals owns more than 25% of the voting stock of that company; therefore, the Johnson family may be deemed under the 1940 Act to form a controlling group with respect to FMR Corp.
 A broker-dealer may use a portion of the commissions paid by the fund to reduce the fund's custodian or transfer agent fees. FMR may use its broker-dealer affiliates and other firms that sell fund shares to carry out the fund's transactions, provided that the fund receives brokerage services and commission rates comparable to those of other broker-dealers.
ITEM 5A. MANAGEMENT'S DISCUSSION OF PERFORMANCE. Not applicable.
ITEM 6. CAPITAL STOCK AND OTHER SECURITIES.
        THE FUND MAY HOLD SPECIAL MEETINGS AND MAIL PROXY MATERIALS.
These meetings may be called to elect or remove trustees, change fundamental policies, approve a management contract, or for other purposes. Shareholders not attending these meetings are encouraged to vote by proxy. Fidelity will mail proxy materials in advance, including a voting card and information about the proposals to be voted on. You are entitled to one vote for each share you own.
 Shareholder inquiries may be made by writing Fidelity Investments, 82 Devonshire Street, Boston, Massachusetts 02109.
 Fidelity Congress Street Fund (the fund) is an open-end management investment company originally organized as a corporation under the laws of Massachusetts as Congress Street Fund on August 12, 1960. On October 7, 1980, the fund's name was changed to Fidelity Congress Street Fund, Inc.
As of the close of business on December 31, 1984, the fund was reorganized as a Massachusetts business trust, at which time its name was changed to Fidelity Congress Street Fund.
 In the event that FMR ceases to be the investment adviser of the fund, the right of the fund to use the identifying name "Fidelity" may be withdrawn.
 SHAREHOLDER AND TRUSTEE LIABILITY. The trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders of such a trust may, under certain circumstances, be held personally liable for the obligations of the trust. The Declaration of Trust provides that the trust shall not have any claim against shareholders except for the payment of the purchase price of shares and requires that each agreement, obligation, or instrument entered into or executed by the trust or the Trustees shall include a provision limiting the obligations created thereby to the trust and its assets. The Declaration of Trust provides for indemnification out of the fund's property of any shareholder held personally liable for the obligations of the fund. The Declaration of Trust also provides that the fund shall, upon request, assume the defense of any claim made against any shareholder for any act or obligation of the fund and satisfy any judgment thereon. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the fund itself would be unable to meet its obligations. FMR believes that, in view of the above, the risk of personal liability to shareholders is remote.
 The Declaration of Trust further provides that the Trustees, if they have exercised reasonable care, will not be liable for any neglect or wrongdoing, but nothing in the Declaration of Trust protects Trustees against any liability to which they would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of their office.
        VOTING RIGHTS.    The fund's capital consists of shares of
beneficial interest. The shares have no preemptive or conversion rights; the voting and dividend rights, the right of redemption, and the privilege of exchange are described in the Prospectus. Shares are fully paid and nonassessable, except as set forth under the heading "Shareholder and Trustee Liability" above. Shareholders representing 10% or more of the trust or a fund may, as set forth in the Declaration of Trust, call meetings of the trust or a fund for any purpose including the purpose of voting on removal of one or more Trustees. The trust or any fund may be terminated upon the sale of its assets to another open-end management investment company, or upon liquidation and distribution of its assets, if approved by vote of the holders of a majority of the outstanding shares of the trust or the fund. If not so terminated, the trust and the fund will continue indefinitely.
 DISTRIBUTIONS. The Board of Trustees will determine the amounts to be distributed to shareholders and the time or times when distributions will be made. Dividends and distributions from short-term capital gains are payable in shares of the fund computed at net asset value or, at the election of each shareholder, in cash.
 The fund distributes all its net investment income (if any) as dividends each year. Dividends normally are paid semiannually in June and December. Whether a shareholder takes dividend payments in cash or reinvests them in additional shares of the fund, they will be taxable as ordinary income. A portion of the fund's income may qualify for the dividends-received deduction available to corporate shareholders to the extent that the fund's income is derived from qualifying dividends. Because the fund may earn other types of income, such as interest, income from securities loans, non-qualifying dividends, and short-term capital gains, the percentage of dividends from the fund that qualifies for the deduction generally will be less than 100%. The fund will notify corporate shareholders annually of the percentage of fund dividends that qualifies for the dividends-received deduction. A portion of the fund's dividends derived from certain U.S. government obligations may be exempt from state and local taxation. Gains (losses) attributable to foreign currency fluctuations are generally taxable as ordinary income, and therefore will increase (decrease) dividend distributions. Short-term capital gains are distributed as dividend income. The fund will send each shareholder a notice in January describing the tax status of dividends and capital gain distributions for the prior year.
 Net realized long-term capital gains are normally retained, but may at the discretion of the Trustees be distributed in shares of the fund at net asset value or at the election of each shareholder, in cash. When net taxable long-term capital gains are retained by the fund, the fund pays Federal corporate tax on the retained capital gains. Each shareholder must report his proportionate share of the retained capital gain and is allowed a credit on his return for his proportionate share of the tax paid by the fund. Each shareholder also increases the tax basis of his shares currently by 65% of his proportionate share of the retained capital gain. This number will decrease if the corporate tax rate increases. Each shareholder is advised annually by the fund of the amounts reportable for Federal income tax purposes.
 If net long-term capital gains were to be distributed by the fund, the Federal tax code would treat them that way for shareholders, whether shareholders take them in cash or reinvest them in additional shares of the fund, and regardless of how long they have been shareholders. The determining factor is how long the fund has held the portfolio securities that produced the gains. Long-term gains are taxed at preferential rates for taxpayers in tax bracket above 28%.
 Shareholders may also receive distributions from short-term capital gains, which will be taxed as ordinary income. Distributions from short-term capital gains normally are declared in December and February and paid in January and February.
 The fund intends to continue to qualify each year as a "regulated investment company" for tax purposes, so that it will not be liable for
federal tax on income and capital gains distributed to shareholders.     In
order to qualify as a regulated investment company, the fund intends to distribute substantially all of its net investment company taxable income
on a fiscal year basis.  T    he fund also intends to comply with other tax
rules applicable to regulated investment companies, including a requirement that capital gains from selling securities held less than three months constitute less than 30% of the fund's gross income for each fiscal year. Gains from some futures contracts and options are included in this 30% calculation, which may limit the fund's investments in such instruments.
 The fund's distributions are taxable when they are paid, whether you take them in cash or reinvest them in additional shares, however that distributions declared in December and paid in January are taxable as if they were paid on December 31.
 REDEMPTIONS. Shareholders have the right to redeem all or any portion of their shares, and will ordinarily receive portfolio securities of the fund in satisfaction of the redemption price. Generally speaking, a redemption is a taxable transaction. An individual shareholder will be taxed on the excess of the cash plus the fair market value of the portfolio securities received over his basis in the fund shares surrendered. If the cash plus the fair market value of the portfolio securities received on redemption do not exceed the basis of the fund shares redeemed, the shareholder should realize a capital loss. The basis in the hands of the shareholder of the portfolio securities received on redemption of the fund shares is the fair market value of such securities at the time of redemption.
 TAX RETURNS AND TAX INFORMATION. Following the close of each fiscal year the fund will supply each shareholder with information regarding the fund's activities for the year sufficient to allow him to complete his Federal income tax returns for such year. The fund's fiscal year ends on December
31. The fund is required by Federal law to withhold 31% of reportable payments (which includes dividends, capital gain distributions, and redemptions) paid to certain accounts whose owners have not complied with IRS regulations.
ITEM 7. PURCHASE OF SECURITIES BEING OFFERED.
 Shares of the fund are not currently offered to the public.
        THE FUND IS OPEN FOR BUSINESS    each day the New York Stock
Exchange (NYSE) is open. FSC normally calculates the fund's NAV as of the close of business of the NYSE, normally 4 p.m. Eastern time.
     THE FUND'S NAV    is the value of a single share.  The NAV is computed
by adding the value of the fund's investments, cash, and other assets, subtracting its liabilities, and then dividing the result by the number of shares outstanding.
 The fund's assets are valued primarily on the basis of market quotations. Foreign securities are valued on the basis of quotations from the primary market in which they are traded, and are translated from the local currency into U.S. dollars using current exchange rates. Short-term securities with remaining maturities of sixty days or less for which quotations are not readily available are valued on the basis of amortized cost. This method minimizes the effect of changes in a security's market value. In addition, if quotations are not readily available, or if the values have been materially affected by events occurring after the closing of a foreign market, assets may be valued by a method that the Board of Trustees believes accurately reflects fair value.
ITEM 8. REDEMPTION    OR REPURCHASE     OF SHARES.
 A shareholder may at any time require the fund to redeem all or any portion of his shares at their net asset value next determined after a
written request for redemption is    received and accepted    .
Distribution of the proceeds of a redemption will be made within seven days after that date.
 A request for redemption or repurchase shall be deemed r   eceived and
accepte    d if it is accompanied by certificates for the shares (if
certificates have been issued) and a stock power (whether or not certificates have been issued) signed by the holder(s) of record exactly as the shares are registered, with signature(s) guaranteed by a bank, broker, dealer, credit union (if authorized under state law), securities exchange, or saving association. The request shall specify the number of shares to be redeemed and identify the investor's account number. Further documentation may be required if the request is made by a shareholder who is not an individual or by someone other than the holder of record.
 Redemptions may be suspended or payment dates postponed when the NYSE is closed (other than weekends or holidays), when trading on the NYSE is restricted or as permitted by the SEC.
 The net asset value of the shares on redemption or repurchase may be more or less than the price paid by a redeeming shareholder for the shares depending upon the market value of the fund's portfolio securities at the time of repurchase or redemption.
 In order to limit the realization of capital gains from the sale of portfolio securities to meet redemptions and repurchases of shares, the fund intends to follow a policy of redeeming or repurchasing its shares by the distribution of one or more portfolio securities in kind to the extent it is practicable to do so. For this purpose portfolio securities distributed in kind shall be valued at their fair value as determined for purposes of computing the redemption or repurchase price. To the extent it is not practicable to redeem shares by a redemption in kind, the fund will redeem or repurchase its shares for cash. The securities which the fund will utilize in honoring redemptions or repurchases in kind will tend to be those which the fund believes are least likely to contribute to the realization of its investment objective and will tend to be the lowest tax cost lots of the security chosen.
 The fund will not realize any capital gains for Federal income tax purposes upon the distribution of portfolio securities in kind.
 Shareholders who wish to sell securities distributed to them will have to make their own arrangements for sale and will incur the brokerage or other costs involved. Neither the fund nor FSC will arrange for the sale on behalf of a shareholder of portfolio securities distributed in kind. The fund will, however, arrange for the delivery of the securities to a broker or dealer designated in advance by the redeeming shareholder.
ITEM 9. PENDING LEGAL PROCEEDINGS.  Not applicable.
PART B:  INFORMATION REQUIRED IN STATEMENT OF ADDITIONAL INFORMATION
ITEM 10. COVER PAGE.  Not applicable.
ITEM 11. TABLE OF CONTENTS.  Not applicable.
ITEM 12. GENERAL INFORMATION AND HISTORY.  Not applicable.
ITEM 13. INVESTMENT OBJECTIVES AND POLICIES.
 The following are the fund's fundamental investment limitations set forth in their entirety. Unless otherwise specified, neither these restrictions nor the fund's investment objective described above may be changed without approval by a "majority of the outstanding voting securities" (as defined in the 1940 Act) of the fund. The fund may not:
 (1) purchase the securities of any issuer if such purchase, at the time thereof, would cause more than 5% of the value of the fund's total assets at market value to be invested in the securities of such issuer (other than obligations of the United States, its agencies and instrumentalities);
 (2) purchase the securities of any issuer if, as a result thereof, the fund would own more than 10% of the outstanding voting securities of such issuer;
 (3) issue senior securities, except as permitted under the Investment Company Act of 1940;
 (4) engage in short sales of securities unless at all times while a short position is open the fund owns or has the right to acquire the same securities in an amount at least equal thereto; and provided that, for this purpose, transactions in options and futures contracts shall not constitute short sales of securities;
 (5) buy any securities or other property on margin; provided that payment of initial and variation margin in connection with transactions in futures contracts or options on futures contracts shall not constitute purchasing securities on margin;
 (6) borrow money, except that the fund may borrow money for temporary or emergency purposes (not for leveraging or investment) in an amount not exceeding 33 1/3% of the value of its total assets (including the amount borrowed) less liabilities (other than borrowings). Any borrowings that come to exceed 33 1/3% of the fund's total assets by reason of a decline in net assets will be reduced within 3 days to the extent necessary to comply with the 33 1/3% limitation;
 (7) underwrite securities issued by others except insofar as it may technically be deemed to be an underwriter in selling a portfolio security under circumstances which may require registration of the same under the Securities Act of 1933;
 (8) concentrate its investments in any one industry, except that it may invest up to 25% of the value of its total assets in any one industry. Emphasis on investments in securities of a particular industry will be shifted whenever the Adviser believes that such action is desirable for investment reasons;
 (9) buy or sell real estate, except that the fund may purchase or hold securities issued by companies such as real estate investment trusts which deal in real estate or interests therein;
 (10) buy or sell physical commodities (but this shall not prevent the fund from purchasing and selling futures contracts or options on futures contracts) unless acquired as a result of ownership of securities;
 (11) lend any security or make any other loan if, as a result, more than 33 1/3% of the fund's total assets would be lent to other parties, except
(i) through the purchase of a portion of an issue of debt securities in accordance with its investment objective, policies, and limitations, or
(ii) by engaging in repurchase agreements with respect to portfolio securities;
 (12) purchase securities issued by other investment companies or trusts except in the open market where no commission other than the ordinary broker's commission is paid, or as a part of a merger or consolidation, and in no event may investments in such securities exceed 10% of the value of the total assets taken at market of the fund, nor may the fund purchase or retain securities issued by open-end investment companies other than itself; or
 (13) invest its assets in the securities of companies which, including their predecessors, have a record of less than three years' continuous operation, although it may invest up to 5% of the total assets of the fund taken at market in (a) companies not meeting the above requirements but substantially all of whose assets are either securities of other companies with a record of at least three years' continuous operation or assets of another company's independent division which has such a record; or (b) regulated public utilities or pipe-line companies which do not have such a record.
 Investment limitation (6) is construed in conformity with the 1940 Act, and, accordingly, "3 days" means three days exclusive of Sundays and holidays. If the fund borrows money, its share price may be subject to greater fluctuation until the borrowing is paid off. To this extent, purchasing securities when borrowings are outstanding may involve an element of leverage.
 THE FOLLOWING INVESTMENT LIMITATIONS ARE NON-FUNDAMENTAL AND MAY BE CHANGED WITHOUT SHAREHOLDER APPROVAL:
 (i) The fund may borrow money only (a) from a bank or from a registered investment company or portfolio for which FMR or an affiliate serves as investment adviser or (b) by engaging in reverse repurchase agreements with any party (reverse repurchase agreements are treated as borrowings for purposes of fundamental investment limitation (6)). The fund will not purchase any security while borrowings representing more than 5% of its total assets are outstanding. The fund will not borrow from other funds advised by FMR or its affiliates if total outstanding borrowings immediately after such borrowing would exceed 15% of the fund's total assets.
 (ii) The fund does not currently intend to lend assets other than securities to other parties, except by lending money (up to 5% of the fund's net assets) to a registered investment company or portfolio for which FMR or an affiliate serves as investment adviser. (This limitation does not apply to purchases of debt securities or to repurchase agreements.)
 AFFILIATED BANK TRANSACTIONS. The fund may engage in transactions with financial institutions that are, or may be considered to be, "affiliated persons" of the fund under the 1940 Act. These transactions may include repurchase agreements with custodian banks; short-term obligations of, and repurchase agreements with, the 50 largest U.S. banks (measured by deposits); municipal securities; U.S. government securities with affiliated financial institutions that are primary dealers in these securities; short-term currency transactions; and short-term borrowings. In accordance with exemptive orders issued by the SEC, the Board of Trustees has established and periodically reviews procedures applicable to transactions involving affiliated financial institutions.
    EXPOSURE TO FOREIGN MARKETS. Foreign securities, foreign currencies, and securities issued by U.S. entities with substantial foreign operations may involve significant risks in addition to the risks inherent in U.S. investments. The value of securities denominated in foreign currencies and of dividends and interest paid with respect to such securities will fluctuate based on the relative strength of the U.S. dollar.
 Foreign investments involve a risk of local political, economic, or social instability, military action or unrest, or adverse diplomatic developments, and may be affected by actions of foreign governments adverse to the interests of U.S. investors. Such actions may include the possibility of expropriation or nationalization of assets, confiscatory taxation, restrictions on U.S. investment or on the ability to repatriate assets or convert currency into U.S. dollars, or other government intervention.
There is no assurance that FMR will be able to anticipate these potential events or counter their effects. These risks are magnified for investments in developing countries, which may have relatively unstable governments, economies based on only a few industries, and securities markets that trade a small number of securities.
 Economies of particular countries or areas of the world may differ favorably or unfavorably from the economy of the United States. Foreign markets may offer less protection to investors than U.S. markets. It is anticipated that in most cases the best available market for foreign securities will be on an exchange or in over-the-counter markets located outside of the United States. Foreign stock markets, while growing in volume and sophistication, are generally not as developed as those in the United States, and securities of some foreign issuers (particularly those located in developing countries) may be less liquid and more volatile than securities of comparable U.S. issuers. Foreign security trading practices, including those involving securities settlement where fund assets may be released prior to receipt of payment, may result in increased risk in the event of a failed trade or the insolvency of a foreign broker-dealer, and may involve substantial delays. In addition, the costs of foreign investing, including withholding taxes, brokerage commissions and custodial costs, are generally higher than for U.S. investors. In general, there is less overall governmental supervision and regulation of securities exchanges, brokers, and listed companies than in the United States. It may also be difficult to enforce legal rights in foreign countries. Foreign issuers are generally not bound by uniform accounting, auditing, and financial reporting requirements and standards of practice comparable to those applicable to U.S. issuers.
 Some foreign securities impose restrictions on transfer within the United States or to U.S. persons. Although securities subject to such transfer restrictions may be marketable abroad, they may be less liquid than foreign securities of the same class that are not subject to such restrictions.
 American Depositary Receipts (ADRs) as well as other "hybrid" forms of ADRs including European Depositary Receipts (EDRs) and Global Depositary Receipts (GDRs), are certificates evidencing ownership of shares of a foreign issuer. These certificates are issued by depository banks and generally trade on an established market in the United States or elsewhere. The underlying shares are held in trust by a custodian bank or similar financial institution in the issuer's home country. The depository bank may not have physical custody of the underlying securities at all times and may charge fees for various services, including forwarding dividends and interest and corporate actions. ADRs are an alternative to directly purchasing the underlying foreign securities in their national markets and currencies. However, ADRs continue to be subject to many of the risks associated with investing directly in foreign securities. These risks include foreign exchange risk as well as the political and economic risks of the underlying issuer's country.
 FOREIGN CURRENCY TRANSACTIONS. A fund may conduct foreign currency transactions on a spot (i.e., cash) or forward basis (i.e., by entering into forward contracts to purchase or sell foreign currencies). Although foreign exchange dealers generally do not charge a fee for such conversions, they do realize a profit based on the difference between the prices at which they are buying and selling various currencies. Thus, a dealer may offer to sell a foreign currency at one rate, while offering a lesser rate of exchange should the counterparty desire to resell that currency to the dealer. Forward contracts are customized transactions that require a specific amount of a currency to be delivered at a specific exchange rate on a specific date or range of dates in the future. Forward contracts are generally traded in an interbank market directly between currency traders (usually large commercial banks) and their customers. The parties to a forward contract may agree to offset or terminate the contract before its maturity, or may hold the contract to maturity and complete the contemplated currency exchange. A fund may use currency forward contracts for any purpose consistent with its investment objective.
 The following discussion summarizes the principal currency management strategies involving forward contracts that could be used by a fund. A fund may also use swap agreements, indexed securities, and options and futures contracts relating to foreign currencies for the same purposes.
 A "settlement hedge" or "transaction hedge" is designed to protect a fund against an adverse change in foreign currency values between the date a security is purchased or sold and the date on which payment is made or received. Entering into a forward contract for the purchase or sale of the amount of foreign currency involved in an underlying security transaction for a fixed amount of U.S. dollars "locks in" the U.S. dollar price of the security. Forward contracts to purchase or sell a foreign currency may also be used by a fund in anticipation of future purchases or sales of securities denominated in foreign currency, even if the specific investments have not yet been selected by FMR.
 A     fund may also use forward contracts to hedge against a decline in the value of existing investments denominated in foreign currency. For
example, if    a     fund owned securities denominated in pounds sterling,
it could enter into a forward contract to sell    pounds sterling in return
for U.S. dollars to hedge against possible declines in the pound's value. Such a hedge, sometimes referred to as a "position hedge," would tend to offset both positive and negative currency fluctuations, but would not offset changes in security values caused by other factors. A fund could also hedge the position by selling another currency expected to perform similarly to the pound sterling. This type of hedge, sometimes referred to as a "proxy hedge," could offer advantages in terms of cost, yield, or efficiency, but generally would not hedge currency exposure as effectively as a direct hedge into U.S. dollars. Proxy hedges may result in losses if the currency used to hedge does not perform similarly to the currency in which the hedged securities are denominated.
 A fund may enter into forward contracts to shift its investment exposure from one currency into another. This may include shifting exposure from U.S. dollars to a foreign currency, or from one foreign currency to another foreign currency. This type of strategy, sometimes known as a "cross-hedge," will tend to reduce or eliminate exposure to the currency that is sold, and increase exposure to the currency that is purchased, much as if a fund had sold a security denominated in one currency and purchased an equivalent security denominated in another. Cross-hedges protect against losses resulting from a decline in the hedged currency, but will cause a fund to assume the risk of fluctuations in the value of the currency it purchases.
 Under certain conditions, SEC guidelines require mutual funds to set aside appropriate liquid assets in a segregated custodial account to cover currency forward contracts. As required by SEC guidelines, a fund will segregate assets to cover currency forward contracts, if any, whose purpose is essentially speculative. A fund will not segregate assets to cover forward contracts entered into for hedging purposes, including settlement hedges, position hedges, and proxy hedges.
 Successful use of currency management strategies will depend on FMR's skill in analyzing currency values. Currency management strategies may substantially change a fund's investment exposure to changes in currency exchange rates and could result in losses to a fund if currencies do not perform as FMR anticipates. For example, if a currency's value rose at a time when FMR had hedged a fund by selling that currency in exchange for dollars, a fund would not participate in the currency's appreciation. If FMR hedges currency exposure through proxy hedges, a fund could realize currency losses from both the hedge and the security position if the two currencies do not move in tandem. Similarly, if FMR increases a fund's exposure to a foreign currency and that currency's value declines, a fund will realize a loss. There is no assurance that FMR's use of currency management strategies will be advantageous to a fund or that it will hedge at appropriate times.
 FUND'S RIGHTS AS A SHAREHOLDER. The fund does not intend to direct or administer the day-to-day operations of any company. The fund, however, may exercise its rights as a shareholder and may communicate its views on important matters of policy to management, the Board of Directors, and shareholders of a company when FMR determines that such matters could have a significant effect on the value of the fund's investment in the company. The activities that the fund may engage in, either individually or in conjunction with others, may include, among others, supporting or opposing proposed changes in a company's corporate structure or business activities; seeking changes in a company's directors or management; seeking changes in a company's direction or policies; seeking the sale or reorganization of the company or a portion of its assets; or supporting or opposing third party takeover efforts. This area of corporate activity is increasingly prone to litigation and it is possible that the fund could be involved in lawsuits related to such activities. FMR will monitor such activities with a view to mitigating, to the extent possible, the risk of litigation against the fund and the risk of actual liability if the fund is involved in litigation. No guarantee can be made, however, that litigation against the fund will not be undertaken or liabilities incurred.
 FUTURES AND OPTIONS. The following sections pertain to futures and options: Asset Coverage for Futures and Options Positions, Combined Positions, Correlation of Price Changes, Futures Contracts, Futures Margin Payments, Limitations on Futures and Options Transactions, Liquidity of Options and Futures Contracts, Options and Futures Relating to Foreign Currencies, OTC Options, Purchasing Put and Call Options, and Writing Put and Call Options.
 ASSET COVERAGE FOR FUTURES AND OPTIONS POSITIONS. The fund will comply with guidelines established by the Securities and Exchange Commission with respect to coverage of options and futures strategies by mutual funds, and if the guidelines so require will set aside appropriate liquid assets in a segregated custodial account in the amount prescribed. Securities held in a segregated account cannot be sold while the futures or option strategy is outstanding, unless they are replaced with other suitable assets. As a result, there is a possibility that segregation of a large percentage of the fund's assets could impede portfolio management or the fund's ability to meet redemption requests or other current obligations.
 COMBINED POSITIONS. The fund may purchase and write options in combination with each other, or in combination with futures or forward contracts, to adjust the risk and return characteristics of the overall position. For example, the fund may purchase a put option and write a call option on the same underlying instrument, in order to construct a combined position whose risk and return characteristics are similar to selling a futures contract. Another possible combined position would involve writing a call option at one strike price and buying a call option at a lower price, in order to reduce the risk of the written call option in the event of a substantial price increase. Because combined options positions involve multiple trades, they result in higher transaction costs and may be more difficult to open and close out.
 CORRELATION OF PRICE CHANGES. Because there are a limited number of types of exchange-traded options and futures contracts, it is likely that the standardized contracts available will not match the fund's current or anticipated investments exactly. The fund may invest in options and futures contracts based on securities with different issuers, maturities, or other characteristics from the securities in which it typically invests, which involves a risk that the options or futures position will not track the performance of the fund's other investments.
 Options and futures prices can also diverge from the prices of their underlying instruments, even if the underlying instruments match the fund's investments well. Options and futures prices are affected by such factors as current and anticipated short-term interest rates, changes in volatility of the underlying instrument, and the time remaining until expiration of the contract, which may not affect security prices the same way. Imperfect correlation may also result from differing levels of demand in the options and futures markets and the securities markets, from structural differences in how options and futures and securities are traded, or from imposition of daily price fluctuation limits or trading halts. The fund may purchase or sell options and futures contracts with a greater or lesser value than the securities it wishes to hedge or intends to purchase in order to attempt to compensate for differences in volatility between the contract and the securities, although this may not be successful in all cases. If price changes in the fund's options or futures positions are poorly correlated with its other investments, the positions may fail to produce anticipated gains or result in losses that are not offset by gains in other investments.
 FUTURES CONTRACTS. When the fund purchases a futures contract, it agrees to purchase a specified underlying instrument at a specified future date. When the fund sells a futures contract, it agrees to sell the underlying instrument at a specified future date. The price at which the purchase and sale will take place is fixed when the fund enters into the contract. Some currently available futures contracts are based on specific securities, such as U.S. Treasury bonds or notes, and some are based on indices of
securities prices, such as the Stan   dard & Poor's 500 Index (S&P
500). Futures can be held until their delivery dates, or can be closed out before then if a liquid secondary market is available.
 The value of a futures contract tends to increase and decrease in tandem with the value of its underlying instrument. Therefore, purchasing futures contracts will tend to increase the fund's exposure to positive and negative price fluctuations in the underlying instrument, much as if it had purchased the underlying instrument directly. When the fund sells a futures contract, by contrast, the value of its futures position will tend to move in a direction contrary to the market. Selling futures contracts, therefore, will tend to offset both positive and negative market price changes, much as if the underlying instrument had been sold.
 FUTURES MARGIN PAYMENTS. The purchaser or seller of a futures contract is not required to deliver or pay for the underlying instrument unless the contract is held until the delivery date. However, both the purchaser and seller are required to deposit "initial margin" with a futures broker, known as a futures commission merchant (FCM), when the contract is entered into. Initial margin deposits are typically equal to a percentage of the contract's value. If the value of either party's position declines, that party will be required to make additional "variation margin" payments to settle the change in value on a daily basis. The party that has a gain may be entitled to receive all or a portion of this amount. Initial and variation margin payments do not constitute purchasing securities on margin for purposes of the fund's investment limitations. In the event of the bankruptcy of an FCM that holds margin on behalf of the fund, the fund may be entitled to return of margin owed to it only in proportion to the amount received by the FCM's other customers, potentially resulting in losses to the fund.
 LIMITATIONS ON FUTURES AND OPTIONS TRANSACTIONS. The fund has filed a notice of eligibility for exclusion from the definition of the term "commodity pool operator" with the Commodity Futures Trading Commission
(CFTC) and the National Futures Association, which regulate trading in the futures markets. The fund intends to comply with Rule 4.5 under the Commodity Exchange Act, which limits the extent to which the fund can commit assets to initial margin deposits and option premiums.
 In addition, the fund will not: (a) sell futures contracts, purchase put options, or write call options if, as a result, more than 25% of the fund's total assets would be hedged with futures and options under normal conditions; (b) purchase futures contracts or write put options if, as a result, the fund's total obligations upon settlement or exercise of purchased futures contracts and written put options would exceed 25% of its total assets; or (c) purchase call options if, as a result, the current value of option premiums for call options purchased by the fund would exceed 5% of the fund's total assets. These limitations do not apply to options attached to or acquired or traded together with their underlying securities, and do not apply to securities that incorporate features similar to options.
 The fund currently intends to treat the value of any over-the-counter option it purchases as illiquid for the purposes of its investment limitations. Similarly, for any over-the-counter option it writes, the fund will treat as illiquid the value of the option's underlying instrument; however, if the fund has a guaranteed right to close out the option with a primary U.S. government securities dealer, only the maximum price of the closing transaction minus the amount the option is "in-the-money" will be considered illiquid.
 The above limitations on the fund's investments in futures contracts and options, and the fund's policies regarding futures contracts and options discussed elsewhere, are not fundamental policies and may be changed as regulatory agencies permit.
 LIQUIDITY OF OPTIONS AND FUTURES CONTRACTS. There is no assurance a liquid secondary market will exist for any particular options or futures contract at any particular time. Options may have relatively low trading volume and liquidity if their strike prices are not close to the underlying instrument's current price. In addition, exchanges may establish daily price fluctuation limits for options and futures contracts, and may halt trading if a contract's price moves upward or downward more than the limit in a given day. On volatile trading days when the price fluctuation limit is reached or a trading halt is imposed, it may be impossible for the fund to enter into new positions or close out existing positions. If the secondary market for a contract is not liquid because of price fluctuation limits or otherwise, it could prevent prompt liquidation of unfavorable positions, and potentially could require the fund to continue to hold a position until delivery or expiration regardless of changes in its value. As a result, the fund's access to other assets held to cover its options or futures positions could also be impaired.
    OPTIONS AND FUTURES RELATING TO FOREIGN CURRENCIES.     Currency
futures contracts are similar to forward currency exchange contracts, except that they are traded on exchanges (and have margin requirements) and are standardized as to contract size and delivery date. Most currency futures contracts call for payment or delivery in U.S. dollars. The underlying instrument of a currency option may be a foreign currency, which generally is purchased or delivered in exchange for U.S. dollars, or may be a futures contract. The purchaser of a currency call obtains the right to purchase the underlying currency, and the purchaser of a currency put obtains the right to sell the underlying currency.
        The uses and risks of currency options and futures are similar to options and futures relating to securities or indices, as discussed above. The fund may purchase and sell currency futures and may purchase and write currency options to increase or decrease its exposure to different foreign currencies. The fund may also purchase and write currency options in conjunction with each other or with currency futures or forward contracts. Currency futures and options values can be expected to correlate with exchange rates, but may not reflect other factors that affect the value of the fund's investments. A currency hedge, for example, should protect a Yen-denominated security from a decline in the Yen, but will not protect the fund against a price decline resulting from deterioration in the issuer's creditworthiness. Because the value of the fund's foreign-denominated investments changes in response to many factors other than exchange rates, it may not be possible to match the amount of currency options and futures to the value of the fund's investments exactly over time.
 OTC OPTIONS. Unlike exchange-traded options, which are standardized with respect to the underlying instrument, expiration date, contract size, and strike price, the terms of over-the-counter (OTC) options (options not traded on exchanges) generally are established through negotiation with the other party to the option contract. While this type of arrangement allows the fund greater flexibility to tailor an option to its needs, OTC options generally involve greater credit risk than exchange-traded options, which are guaranteed by the clearing organization of the exchanges where they are traded.
 PURCHASING PUT AND CALL OPTIONS. By purchasing a put option, the fund obtains the right (but not the obligation) to sell the option's underlying instrument at a fixed strike price. In return for this right, the fund pays the current market price for the option (known as the option premium). Options have various types of underlying instruments, including specific securities, indices of securities prices, and futures contracts. The fund may terminate its position in a put option it has purchased by allowing it to expire or by exercising the option. If the option is allowed to expire, the fund will lose the entire premium it paid. If the fund exercises the option, it completes the sale of the underlying instrument at the strike price. The fund may also terminate a put option position by closing it out in the secondary market at its current price, if a liquid secondary market exists.
 The buyer of a typical put option can expect to realize a gain if security prices fall substantially. However, if the underlying instrument's price does not fall enough to offset the cost of purchasing the option, a put buyer can expect to suffer a loss (limited to the amount of the premium paid, plus related transaction costs).
 The features of call options are essentially the same as those of put options, except that the purchaser of a call option obtains the right to purchase, rather than sell, the underlying instrument at the option's strike price. A call buyer typically attempts to participate in potential price increases of the underlying instrument with risk limited to the cost of the option if security prices fall. At the same time, the buyer can expect to suffer a loss if security prices do not rise sufficiently to offset the cost of the option.
 WRITING PUT AND CALL OPTIONS. When the fund writes a put option, it takes the opposite side of the transaction from the option's purchaser. In return for receipt of the premium, the fund assumes the obligation to pay the strike price for the option's underlying instrument if the other party to the option chooses to exercise it. When writing an option on a futures contract, the fund will be required to make margin payments to an FCM as described above for futures contracts. The fund may seek to terminate its position in a put option it writes before exercise by closing out the option in the secondary market at its current price. If the secondary market is not liquid for a put option the fund has written, however, the fund must continue to be prepared to pay the strike price while the option is outstanding, regardless of price changes, and must continue to set aside assets to cover its position.
 If security prices rise, a put writer would generally expect to profit, although its gain would be limited to the amount of the premium it received. If security prices remain the same over time, it is likely that the writer will also profit, because it should be able to close out the option at a lower price. If security prices fall, the put writer would expect to suffer a loss. This loss should be less than the loss from purchasing the underlying instrument directly, however, because the premium received for writing the option should mitigate the effects of the decline.
 Writing a call option obligates the fund to sell or deliver the option's underlying instrument, in return for the strike price, upon exercise of the option. The characteristics of writing call options are similar to those of writing put options, except that writing calls generally is a profitable strategy if prices remain the same or fall. Through receipt of the option premium, a call writer mitigates the effects of a price decline. At the same time, because a call writer must be prepared to deliver the underlying instrument in return for the strike price, even if its current value is greater, a call writer gives up some ability to participate in security price increases.
 INTERFUND BORROWING AND LENDING PROGRAM. Pursuant to an exemptive order issued by the SEC, the fund has received permission to lend money to, and borrow money from, other funds advised by FMR or its affiliates. Interfund loans and borrowings normally extend overnight, but can have a maximum duration of seven days. Loans may be called on one day's notice. The fund will lend through the program only when the returns are higher than those available from an investment in repurchase agreements, and will borrow through the program only when the costs are equal to or lower than the cost of bank loans. The fund may have to borrow from a bank at a higher interest rate if an interfund loan is called or not renewed. Any delay in repayment to a lending fund could result in a lost investment opportunity or additional borrowing costs.
 REPURCHASE AGREEMENTS. In a repurchase agreement, the fund purchases a security and simultaneously commits to sell that security back to the original seller at an agreed-upon price. The resale price reflects the purchase price plus an agreed-upon incremental amount which is unrelated to the coupon rate or maturity of the purchased security. To protect the fund from risk that the original seller will not fulfill its obligation, the securities are held in an account of the fund at a bank, marked-to-market daily, and maintained at a value at least equal to the sale price plus the accrued incremental amount. While it does not presently appear possible to eliminate all risks from these transactions (particularly the possibility that the value of the underlying security will be less than the resale price, as well as delays and costs to the fund in connection with bankruptcy proceedings), it is the fund's current policy to engage in repurchase agreement transactions with parties whose creditworthiness has been reviewed and found satisfactory by FMR.
 REVERSE REPURCHASE AGREEMENTS. In a reverse repurchase agreement, the fund sells a portfolio instrument to another party, such as a bank or broker-dealer, in return for cash and agrees to repurchase the instrument at a particular price and time. While a reverse repurchase agreement is outstanding, the fund will maintain appropriate liquid assets in a segregated custodial account to cover its obligation under the agreement. The fund will enter into reverse repurchase agreements only with parties whose creditworthiness has been found satisfactory by FMR. Such transactions may increase fluctuations in the market value of the fund's assets and may be viewed as a form of leverage.
 SECURITIES LENDING. The fund may lend securities to parties such as broker-dealers or institutional investors, including Fidelity Brokerage Services, Inc. (FBSI). FBSI is a member of the New York Stock Exchange
(NYSE) and a subsidiary of FMR Corp.
 Securities lending allows the fund to retain ownership of the securities loaned and, at the same time, to earn additional income. Since there may be delays in the recovery of loaned securities, or even a loss of rights in collateral supplied should the borrower fail financially, loans will be made only to parties deemed by FMR to be of good standing. Furthermore, they will only be made if, in FMR's judgment, the consideration to be earned from such loans would justify the risk.
 FMR understands that it is the current view of the Securities and Exchange Commission (SEC) Staff that a fund may engage in loan transactions only under the following conditions: (1) the fund must receive 100% collateral in the form of cash or cash equivalents (e.g., U.S. Treasury bills or notes) from the borrower; (2) the borrower must increase the collateral whenever the market value of the securities loaned (determined on a daily basis) rises above the value of the collateral; (3) after giving notice, the fund must be able to terminate the loan at any time; (4) the fund must receive reasonable interest on the loan or a flat fee from the borrower, as well as amounts equivalent to any dividends, interest, or other distributions on the securities loaned and to any increase in market value;
(5) the fund may pay only reasonable custodian fees in connection with the loan; and (6) the Board of Trustees must be able to vote proxies on the securities loaned, either by terminating the loan or by entering into an alternative arrangement with the borrower.
 Cash received through loan transactions may be invested in any security in which the fund is authorized to invest. Investing this cash subjects that investment, as well as the security loaned, to market forces (i.e., capital appreciation or depreciation).
ITEM 14. MANAGEMENT OF THE FUND.
    The Trustees and executive officers of the trust are listed below. Except as indicated, each individual has held the office shown or other offices in the same company for the last five years. All persons named as Trustees also serve in similar capacities for other funds advised by FMR. The business address of each Trustee and officer who is an "interested person" (as defined in the Investment Company Act of 1940) is 82 Devonshire Street, Boston, Massachusetts 02109, which is also the address of FMR. The business address of all the other Trustees is Fidelity Investments, P.O. Box 9235, Boston, Massachusetts 02205-9235. Those Trustees who are "interested persons" by virtue of their affiliation with either the trust or FMR are indicated by an asterisk (*).
*EDWARD C. JOHNSON 3d (   66    ), Trustee and President, is Chairman,
Chief Executive Officer and a Director of FMR Corp.; a Director and Chairman of the Board and of the Executive Committee of FMR; Chairman and a Director of FMR Texas Inc., Fidelity Management & Research (U.K.) Inc., and Fidelity Management & Research (Far East) Inc.
*J. GARY BURKHEAD (   55    ), Trustee and Senior Vice President, is
President of FMR; and President and a Director of FMR Texas Inc., Fidelity Management & Research (U.K.) Inc., and Fidelity Management & Research (Far
East) Inc.
RALPH F. COX (   64    ), Trustee (1991), is a    management consultant
(1994). Prior to February 1994, he was President of Greenhill Petroleum Corporation (petroleum exploration and production). Until March 1990, Mr. Cox was President and Chief Operating Officer of Union Pacific Resources Company (exploration and production). He is a Director of Sanifill Corporation (non-hazardous waste, 1993), CH2M Hill Companies (engineering),
   Rio Grande, Inc. (oil and gas production), and Daniel Industries (petroleum measurement equipment manufacturer). In addition, he is a member of advisory boards of Texas A&M University and the University of Texas at Austin.
PHYLLIS BURKE DAVIS (   65    ), Trustee (1992).  Prior to her retirement
in September 1991, Mrs. Davis was the Senior Vice President of Corporate Affairs of Avon Products, Inc. She is currently a Director of BellSouth Corporation (telecommunications), Eaton Corporation (manufacturing, 1991), and the TJX Companies, Inc. (retail stores), and previously served as a Director of Hallmark Cards, Inc. (1985-1991) and Nabisco Brands, Inc. In addition, she is a member of the President's Advisory Council of The University of Vermont School of Business Administration.
   ROBERT M. GATES (53), Trustee (1997), is a consultant, author, and lecturer (1993). Mr. Gates was Director of the Central Intelligence Agency
(CIA) from 1991-1993. From 1989 to 1991, Mr. Gates served as Assistant to the President of the United States and Deputy National Security Advisor. Mr. Gates is currently a Trustee for the Forum For International Policy, a Board Member for the Virginia Neurological Institute, and a Senior Advisor of the Harvard Journal of World Affairs. In addition, Mr. Gates also serves as a member of the corporate board for LucasVarity PLC (automotive components and diesel engines), Charles Stark Draper Laboratory (non-profit), NACCO Industries, Inc. (mining and manufacturing), and TRW Inc. (original equipment and replacement products).
E. BRADLEY JONES (   69    ), Trustee.  Prior to his retirement in 1984,
Mr. Jones was Chairman and Chief Executive Officer of LTV Steel Company.
He is a Director of TRW Inc. (original equipment and replacement products), Cleveland-Cliffs Inc (mining), Consolidated Rail Corporation, Birmingham Steel Corporation, and RPM, Inc. (manufacturer of chemical products), and he previously served as a Director of NACCO Industries, Inc. (mining and marketing, 1985-1995) and Hyster-Yale Materials Handling, Inc.(1985-1995). In addition, he serves as a Trustee of First Union Real Estate Investments, a Trustee and member of the Executive Committee of the Cleveland Clinic Foundation, a Trustee and member of the Executive Committee of University School (Cleveland), and a Trustee of Cleveland Clinic Florida.
DONALD J. KIRK (   64    ), Trustee, is Executive-in-Residence (1995) at
Columbia University Graduate School of Business and a financial consultant. From 1987 to January 1995, Mr. Kirk was a Professor at Columbia University Graduate School of Business. Prior to 1987, he was Chairman of the Financial Accounting Standards Board. Mr. Kirk is a Director of General Re Corporation (reinsurance), and he previously served as a Director of Valuation Research Corp. (appraisals and valuations, 1993-1995). In addition, he serves as Chairman of the Board of Directors of the National Arts Stabilization Fund, Chairman of the Board of Trustees of the Greenwich Hospital Association, a Member of the Public Oversight Board of the American Institute of Certified Public Accountants' SEC Practice Section
(1995),    and as a Public Governor of the National Association of
Securities Dealers, Inc. (1996)    .
*PETER S. LYNCH (   53    ), Trustee, is Vice Chairman and Director of FMR
(1992). Prior to May 31, 1990, he was a Director of FMR and Executive Vice President of FMR (a position he held until March 31, 1991); Vice President of Fidelity Magellan Fund and FMR Growth Group Leader; and Managing Director of FMR Corp. Mr. Lynch was also Vice President of Fidelity Investments Corporate Services (1991-1992). He is a Director of W.R. Grace & Co. (chemicals) and Morrison Knudsen Corporation (engineering and construction). In addition, he serves as a Trustee of Boston College, Massachusetts Eye & Ear Infirmary, Historic Deerfield (1989) and Society for the Preservation of New England Antiquities, and as an Overseer of the Museum of Fine Arts of Boston (1990).
   WILLIAM O. McCOY (63), Trustee (1997), is the Vice President of Finance for the University of North Carolina (16-school system, 1995). Prior to his retirement in December 1994, Mr. McCoy was Vice Chairman of the Board of BellSouth Corporation (telecommunications, 1984) and President of BellSouth Enterprises (1986). He is currently a Director of Liberty Corporation (holding company, 1984), Weeks Corporation of Atlanta (real estate, 1994), Carolina Power and Light Company (electric utility, 1996), and the Kenan Transport Co. (1996). Previously, he was a Director of First American Corporation (bank holding company, 1979-1996). In addition, Mr. McCoy serves as a member of the Board of Visitors for the University of North Carolina at Chapel Hill (1994) and for the Kenan-Flager Business School (University of North Carolina at Chapel Hill, 1988).
GERALD C. McDONOUGH (   67    ), Trustee    and Chairman of the
non-interested Trustees    , is Chairman of G.M. Management Group
(strategic advisory services).  Prior to his retirement in July 1988, he
was Chairman and Chief Executive Officer of Leaseway Trans   portation
Corp. (physical distribution services). Mr. McDonough is a Director of Brush-Wellman Inc. (metal refining), York International Corp. (air conditioning and refrigeration), Commercial Intertech Corp. (hydraulic systems, building systems, and metal products, 1992), CUNO, Inc. (liquid and gas filtration products, 1996), and Associated Estates Realty Corporation (a real estate investment trust, 1993). Mr. McDonough served as a Director of ACME-Cleveland Corp. (metal working, telecommunications and electronic products) from 1987-1996.
MARVIN L. MANN (   63    ), Trustee (1993), is Chairman of the Board,
President, and Chief Executive Officer of Lexmark International, Inc. (office machines, 1991). Prior to 1991, he held the positions of Vice President of International Business Machines Corporation ("IBM") and President and General Manager of various IBM divisions and subsidiaries. Mr. Mann is a Director of M.A. Hanna Company (chemicals, 1993) and Infomart (marketing services, 1991), a Trammell Crow Co. In addition, he serves as the Campaign Vice Chairman of the Tri-State United Way (1993) and is a member of the University of Alabama President's Cabinet.
THOMAS R. WILLIAMS (   68    ), Trustee, is President of The Wales Group,
Inc. (management and financial advisory services). Prior to retiring in 1987, Mr. Williams served as Chairman of the Board of First Wachovia Corporation (bank holding company), and Chairman and Chief Executive Officer of The First National Bank of Atlanta and First Atlanta Corporation (bank holding company). He is currently a Director of BellSouth Corporation (telecommunications), ConAgra, Inc. (agricultural products), Fisher Business Systems, Inc. (computer software), Georgia Power Company (electric utility), Gerber Alley & Associates, Inc. (computer software), National Life Insurance Company of Vermont, American Software, Inc., and AppleSouth, Inc. (restaurants, 1992).
WILLIAM J. HAYES (   62    ), Vice President (1994), is Vice President of
Fidelity's equity funds; Senior Vice President of FMR; and Managing Director of FMR Corp.
JONATHAN WEED (   38    ), Vice President, is manager of Congress Street,
which he has managed since 1995. He also manages other Fidelity funds. Since joining Fidelity in 1984, Mr. Weed has worked as an analyst, portfolio manager, chief investment officer and joint Chief Investment Strategist for Portfolio Advisory Services (PAS).
ARTHUR S. LORING (   49    ), Secretary, is Senior Vice President (1993)
and General Counsel of FMR, Vice President-Legal of FMR Corp., and Vice President and Clerk of FDC.
KENNETH A. RATHGEBER (   49    ), Treasurer (1995), is Treasurer of the
Fidelity funds and is an employee of FMR (1995). Before joining FMR, Mr. Rathgeber was a Vice President of Goldman Sachs & Co. (1978-1995), where he served in various positions, including Vice President of Proprietary Accounting (1988-1992), Global Co-Controller (1992-1994), and Chief Operations Officer of Goldman Sachs (Asia) LLC (1994-1995).
 ROBERT H. MORRISON (   56    ), Manager of Security Transactions of
Fidelity's equity funds, is Vice President of FMR.
JOHN H. COSTELLO (   50    ), Assistant Treasurer, is an employee of FMR.
LEONARD M. RUSH (   50    ), Assistant Treasurer (1994), is an employee of
FMR (1994).  Prior to becoming Assistant Treasurer of the Fidelity funds,
Mr. Rush was Chief Compliance Officer of FMR Corp. (1993-1994)    and
Chief Financial Officer of Fidelity Brokerage Services, Inc. (1990-1993).
 The following table sets forth information describing the compensation of
each    Trustee     of the fund for his or her services for the fiscal year
ended December 31, 199   6    .
       COMPENSATION TABLE


Trustees                      Aggregate         Total
                              Compensation      Compensation
                              from Congress     from the Fund
                              Street Fund A,B   Complex*A

J. Gary Burkhead **           $ 0               $ 0

Ralph F. Cox                   29                137,700

Phyllis Burke Davis            29                134,700

Richard J. Flynn   ***         36                168,000

Edward C. Johnson 3d **        0                 0

E. Bradley Jones               29                134,700

Donald J. Kirk                 29                136,200

Peter S. Lynch **              0                 0

   William O. McCoy****           16             85,333

Gerald C. McDonough            29                136,200

Edward H. Malone   ***         29                136,200

Marvin L. Mann                 29                134,700

Thomas R. Williams             29                136,200


*         Information is for the calendar year ended December 31,    1996
for 235 f    unds in the complex.
**         Interested Trustees of the fund are compensated by FMR.
   *** Richard J. Flynn and Edward H. Malone served on the Board of Trustees through December 31, 1996.
**** During the period from May 1, 1996 through December 31, 1996, William
O. McCoy served as a Member of the Advisory Board of the trust. Mr. McCoy was appointed to the Board of Trustees effective January 1, 1997.
A Compensation figures include cash, a pro rata portion of benefits accrued under the retirement program for the period ended December 30, 1996 and required to be deferred, and may include amounts deferred at the election of Trustees.
B The following amounts are required to be deferred by each non-interested Trustee, most of which is subject to vesting: Ralph F. Cox, $1, Phyllis Burke Davis, $1, Richard J. Flynn, $0, E. Bradley Jones, $1, Donald J. Kirk, $1, William O. McCoy, $0, Gerald C. McDonough, $1, Edward H. Malone, $1, Marvin L. Mann, $1, and Thomas R. Williams, $1.
 Under a retirement program adopted in July 1988    and modified in
November 1995 and November 1996    ,    each non-interested Trustee who
retired before December 30, 1996 may receive payments from a Fidelity fund during his or her lifetime based on his or her basic trustee fees and
length of service.      The obligation of a fund to make such payments
is neither secured n    or funded.     A Trustee became eligible to
participate in the program at the end of the calendar year in which he or she reached age 72, provided that, at the time of retirement, he or she had
served as a Fidelity fund Trustee     for at least five years.
    The non-interested Trustees may elect to defer receipt of all or a percentage of their annual fees in accordance with the terms of a Deferred Compensation Plan (the Plan). Under the Plan, compensation deferred by a Trustee is periodically adjusted as though an equivalent amount had been invested and reinvested in shares of one or more funds in the complex designated by such Trustee (designated securities). The amount paid to the Trustee under the Plan will be determined based upon the performance of such investments. Deferral of fees in accordance with the Plan will have a negligible effect on the fund's assets, liabilities, and net income per share, and will not obligate the funds to retain the services of any Trustee or to pay any particular level of compensation to the Trustee. The funds may invest in such designated securities under the Plan without shareholder approval.
 As of December 30, 1996, the non-interested Trustees terminated the retirement program for Trustees who retire after such date. In connection with the termination of the retirement program, each existing non-interested Trustee received a credit to his or her Plan account equal to the present value of the estimated benefits that would have been payable under the retirement program. The amounts credited to the non-interested Trustees' Plan accounts are subject to vesting. The termination of the retirement program and related crediting of estimated benefits to the Trustees' Plan accounts did not result in a material cost to the funds.
ITEM 15. CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.
  As of    February 28, 1997    , the Trustees and officers of the fund
owned, in the aggregate, less than 1% of the fund's total outstanding shares.
  The following persons are known by the fund to own of record or beneficially 5% or more of the fund's total shares outstanding as of
February 28   , 1997    :    Walter S. Rosenberry, III, TTEE, St. Paul, MN
(7.86%).
ITEM 16. INVESTMENT ADVISORY AND OTHER SERVICES.
    The fund employs FMR to furnish investment advisory and other services. Under its management contract with the fund, FMR acts as investment adviser and, subject to the supervision of the Board of Trustees, directs the
investments of the fund in ac    cordance with its investment objective,
policies, and limitations. FMR also provides the fund with all necessary office facilities and personnel for servicing the fund's investments, compensates all officers of the fund and all Trustees who are "interested persons" of the trust or of FMR, and all personnel of the fund or FMR performing services relating to research, statistical, and investment activities.
 In addition, FMR or its affiliates, subject to the supervision of the Board of Trustees, provide the management and administrative services necessary for the operation of the fund. These services include providing facilities for maintaining the fund's organization; supervising relations with custodians, transfer and pricing agents, accountants, underwriters, and other persons dealing with the fund; preparing all general shareholder communications and conducting shareholder relations; maintaining the fund's records and the registration of the fund's shares under federal and state laws; developing management and shareholder services for the fund; and furnishing reports, evaluations, and analyses on a variety of subjects to the Trustees.
    In addition to the management fee payable to FMR and the fees payable to FSC, the fund pays all of its expenses, without limitation, that are not assumed by those parties. The fund pays for the typesetting, printing, and mailing of its proxy materials to shareholders, legal expenses, and the fees of the custodian, auditor and non-interested Trustees. Although the fund's current management contract provides that the fund will pay for typesetting, printing, and mailing prospectuses, statements of additional information, notices, and reports to shareholders, the trust, on behalf of the fund has entered into a revised transfer agent agreement with FSC, pursuant to which FSC bears the costs of providing these services to existing shareholders. Other expenses paid by the fund include interest, taxes, brokerage commissions, and the fund's proportionate share of insurance premiums and Investment Company Institute dues. The fund is also liable for such non-recurring expenses as may arise, including costs of any litigation to which the fund may be a party, and any obligation it may have to indemnify its officers and Trustees with respect to litigation.
 FMR is the fund's manager pursuant to a management contract dated September 1, 1989, which was approved by shareholders on August 24,
1989.
 In consideration therefor, the fund pays a management fee to FMR computed monthly and paid quarterly at the annual rate of 0.50% of the average net assets of the fund throughout the month. The management contract also provides that, to the extent that the aggregate average net assets of the funds advised by FMR exceed $4 billion in any month, the management fee payable by the fund for that month on its portion of that excess (determined on the basis of the fund's portion of the aggregate average net assets) will be reduced by 10%.
 In case of initiation or termination of this contract during any month, the fee for that month will be reduced proportionately on the basis of the number of business days during which it is in effect and the fee will be computed using the average net assets for the business days the contract was in effect. In addition, the applicability of the 10% fee reduction will be determined on the basis of average net assets of the funds advised by FMR over the same period.
    For the fiscal years ended December 1996, 1995, and 1994,     FMR
earned    $388,675, $322,646, and $278,527, respectively, for its services as investment adviser after reductions of $42,719, $35,357, and $30,793, respectively.
 All of the stock of FMR is owned by FMR Corp., its parent organized in 1972. The voting common stock of FMR Corp. is divided into two classes. Class B is held predominantly by members of the Edward C. Johnson 3d family and is entitled to 49% of the vote on any matter acted upon by the voting common stock. Class A is held predominantly by non-Johnson family member employees of FMR Corp. and its affiliates and is entitled to 51% of the vote on any such matter. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Under the Investment Company Act of 1940 (1940 Act), control of a company is presumed where one individual or group of individuals owns more than 25% of the voting stock of that company. Therefore, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the 1940 Act, to form a controlling group with respect to FMR Corp.
 At present, the principal operating activities of FMR Corp. are those conducted by its division, Fidelity Investments Retail Marketing Company, which provides marketing services to various companies within the Fidelity organization.
 Fidelity investment personnel may invest in securities for their own account pursuant to a code of ethics that sets forth all employees' fiduciary responsibilities regarding the funds, establishes procedures for personal investing and restricts certain transactions. For example, all personal trades in most securities require pre-clearance, and participation in initial public offerings is prohibited. In addition, restrictions on the timing of personal investing in relation to trades by Fidelity funds and on short-term trading have been adopted.
 FSC, an affiliate of FMR, is transfer, dividend disbursing, and shareholder servicing agent for the fund. FSC receives an annual account fee and an asset-based fee each based on account size and fund type for each retail account and certain institutional accounts. With respect to certain institutional retirement accounts, FSC receives an annual account fee and an asset-based fee based on account type or fund type. These annual account fees are subject to increase based on postal rate changes. The asset-based fees are subject to adjustment if the year-to-date total return of the S&P 500 exceeds a positive or negative 15%. FSC also collects small account fees from certain accounts with balances of less than $2,500.
 FSC pays out-of-pocket expenses associated with providing transfer agent services. In addition, FSC bears the expense of typesetting, printing, and mailing prospectuses, statements of additional information, and all other reports, notices, and statements to shareholders, with the exception of proxy statements.
 FSC also performs the calculations necessary to determine the fund's NAV and dividends, and maintains the fund's accounting records. The annual fee rates for these pricing and bookkeeping services are based on the fund's average net assets, specifically, 0.0600% of the first $500 million of average net assets and 0.0300% of average net assets in excess of $500 million. The fee is limited to a minimum of $60,000 and a maximum of $800,000 per year.
 The transfer agent fees paid to FSC for the fiscal years ended December 1996, 1995, and 1994, were $78,445, $63,690, and $8,149, respectively. For the fiscal years ended December 1996, 1995, and 1994, there were no reimbursements to FSC for out-of-pocket expenses related to transfer agent services.
 FSC also receives fees for administering the fund's securities lending program. For the fiscal years ended December 1996, 1995, and 1994, the fund did not incur any securities lending fees.
 CUSTODIAN. Brown Brothers Harriman & Co., 40 Water Street, Boston, Massachusetts, is custodian of the assets of the fund. The custodian is responsible for the safekeeping of a fund's assets and the appointment of any subcustodian banks and clearing agencies. The custodian takes no part in determining the investment policies of a fund or in deciding which securities are purchased or sold by a fund. However, a fund may invest in obligations of the custodian and may purchase securities from or sell
securities to the custodian.     The Bank of New York and The Chase
Manhattan Bank, each headquartered in New York, also may serve as special purpose custodians of certain assets in connection with repurchase agreement transactions.
 FMR, its officers and directors, its affiliated companies, and the Board of Trustees may, from time to time, conduct transactions with various banks, including banks serving as custodians for certain funds advised by FMR. The Boston branch of the fund's custodian leases its office space from an affiliate of FMR at a lease payment which, when entered into, was consistent with prevailing market rates. Transactions that have occurred to date include mortgages and personal and general business loans. In the judgment of FMR, the terms and conditions of those transactions were not influenced by existing or potential custodial or other fund relationships.
 AUDITOR. Coopers & Lybrand L.L.P, One Post Office Square, Boston, Massachusetts, serves as the fund's independent accountant. The auditor examines financial statements for the fund and provides other audit, tax, and related services.
ITEM 17. BROKERAGE ALLOCATION AND OTHER PRACTICES.
 All orders for the purchase or sale of portfolio securities are placed on behalf of the fund by FMR pursuant to authority contained in the management contract. FMR is also responsible for the placement of transaction orders for other investment companies and accounts for which it or its affiliates act as investment adviser. In selecting broker-dealers, subject to applicable limitations of the federal securities laws, FMR considers various relevant factors, including, but not limited to: the size and type of the transaction; the nature and character of the markets for the security to be purchased or sold; the execution efficiency, settlement capability, and financial condition of the broker-dealer firm; the broker-dealer's execution services rendered on a continuing basis; the reasonableness of any commissions; and arrangements for payment of fund expenses.
 The fund may execute portfolio transactions with broker-dealers who provide research and execution services to the fund or other accounts over which FMR or its affiliates exercise investment discretion. Such services may include advice concerning the value of securities; the advisability of investing in, purchasing, or selling securities; and the availability of
securities or the purchasers or sellers of securities.     In addition,
such broker-dealers may furnish analyses and     reports concerning
issuers, industries, securities, economic factors and trends, portfolio strategy, and performance of accounts; effect securities transactions, and perform functions incidental thereto (such as clearance and settlement). The selection of such broker-dealers generally is made by FMR (to the extent possible consistent with execution considerations) in accordance with a ranking of broker-dealers determined periodically by FMR's investment staff based upon the quality of such research and execution services provided.
 The receipt of research from broker-dealers that execute transactions on behalf of the fund may be useful to FMR in rendering investment management services to the fund or its other clients, and conversely, such research provided by broker-dealers who have executed transaction orders on behalf of other FMR clients may be useful to FMR in carrying out its obligations to the fund. The receipt of such research has not reduced FMR's normal
independent research activities; however, it enables FMR to avoid    the
    additional expenses that could be incurred if FMR tried to develop comparable information through its own efforts.
 Subject to applicable limitations of the federal securities laws, broker-dealers may receive commissions for agency transactions that are in excess of the amount of commissions charged by other broker-dealers in recognition of their research and execution services. In order to cause the fund to pay such higher commissions, FMR must determine in good faith that such commissions are reasonable in relation to the value of the brokerage and research services provided by such executing broker-dealers, viewed in terms of a particular transaction or FMR's overall responsibilities to the fund and its other clients. In reaching this determination, FMR will not attempt to place a specific dollar value on the brokerage and research services provided, or to determine what portion of the compensation should be related to those services.
 FMR is authorized to use research services provided by and to place portfolio transactions with brokerage firms that have provided assistance in the distribution of shares of the fund or shares of other Fidelity funds to the extent permitted by law. FMR may use research services provided by and place agency transactions with Fidelity Brokerage Services, Inc. (FBSI) and Fidelity Brokerage Services (FBS), subsidiaries of FMR Corp., if the commissions are fair, reasonable, and comparable to commissions charged by non-affiliated, qualified brokerage firms for similar services. From September 1992 through December 1994, FBS operated under the name Fidelity
Brokerage Services Limited    (FBSL)    . As of January 1995, FBSL was
converted to an unlimited liability company and assumed the name FBS.
 FMR may allocate brokerage transactions to broker-dealers who have entered into arrangements with FMR under which the broker-dealer allocates a portion of the commissions paid by the fund toward payment of the fund's expenses, such as transfer agent fees or custodian fees. The transaction quality must, however, be comparable to those of other qualified broker-dealers.
 Section 11(a) of the Securities Exchange Act of 1934 prohibits members of national securities exchanges from executing exchange transactions for accounts which they or their affiliates manage, unless certain requirements are satisfied. Pursuant to such requirements, the Board of Trustees has authorized FBSI to execute portfolio transactions on national securities exchanges in accordance with approved procedures and applicable SEC rules.
 The Trustees periodically review FMR's performance of its responsibilities in connection with the placement of portfolio transactions on behalf of the fund and review the commissions paid by the fund over representative periods of time to determine if they are reasonable in relation to the benefits to the fund.
 It is the policy of the fund to limit portfolio turnover to transactions necessary to carry out investment policy. The fund does not invest for short-term profits or trading purposes, but keeps portfolio turnover at the level required by prudent long-term investment practices. One of the factors which is considered before any portfolio security is sold is resulting tax liability. However, the Adviser will make changes in the fund's investments consistent with its investment objective and policies when such changes are believed by the Adviser to be advantageous to shareholders, even though capital gains may be realized. The Adviser approaches these investment decisions essentially with the long-term point of view of the careful investor, although securities may occasionally be sold for investment reasons even though they have been held for short periods.
 For the fiscal years ended December 1996 and 1995, the portfolio turnover rates were 0% and 0%, respectively. The portfolio turnover rate is calculated by dividing the lesser of purchases or sales of portfolio securities for the year by the monthly average current value of the portfolio securities (excluding U.S. government securities and all other securities whose maturities at the time of acquisition were one year or less).
    For the fiscal years ended December 1996, 1995, and 1994, the fund paid
no brokerage commissions.         During the fiscal year ended December
1996, the fund paid no fees to brokerage firms that provided research services.
 From time to time the Trustees will review whether the recapture for the benefit of the fund of some portion of the brokerage commissions or similar fees paid by the fund on portfolio transactions is legally permissible and advisable. The fund seeks to recapture soliciting broker-dealer fees on the tender of portfolio securities, but at present no other recapture arrangements are in effect. The Trustees intend to continue to review whether recapture opportunities are available and are legally permissible and, if so, to determine in the exercise of their business judgment whether it would be advisable for the fund to seek such recapture.
 Although the Trustees and officers of the fund are substantially the same as those of other funds managed by FMR, investment decisions for the fund are made independently from those of other funds managed by FMR or accounts managed by FMR affiliates. It sometimes happens that the same security is held in the portfolio of more than one of these funds or accounts. Simultaneous transactions are inevitable when several funds and accounts are managed by the same investment adviser, particularly when the same security is suitable for the investment objective of more than one fund or account.
 When two or more funds are simultaneously engaged in the purchase or sale of the same security, the prices and amounts are allocated in accordance with procedures believed to be appropriate and equitable for each fund. In some cases this system could have a detrimental effect on the price or value of the security as far as the fund is concerned. In other cases, however, the ability of the fund to participate in volume transactions will produce better executions and prices for the fund. It is the current opinion of the Trustees that the desirability of retaining FMR as investment adviser to the fund outweighs any disadvantages that may be said to exist from exposure to simultaneous transactions.
ITEM 18. CAPITAL STOCK AND OTHER SECURITIES.  Information in Item 6 is
complete.
ITEM 19. PURCHASE, REDEMPTION AND PRICING OF SECURITIES BEING OFFERED. Shares of the fund are not currently offered to the public.
    VALUATION. FSC normally determines the fund's net asset value per share (NAV) as of the close of the New York Stock Exchange (NYSE) (normally 4:00 p.m. Eastern time). The valuation of portfolio securities is determined as of this time for the purpose of computing the fund's NAV.
 Portfolio securities are valued by various methods depending on the primary market or exchange on which they trade. Most equity securities for which the primary market is the United States are valued at last sale price or, if no sale has occurred, at the closing bid price. Most equity securities for which the primary market is outside the United States are valued using the official closing price or the last sale price in the principal market in which they are traded. If the last sale price (on the local exchange) is unavailable, the last evaluated quote or last bid price normally is used.
 Fixed-income securities and other assets for which market quotations are readily available may be valued at market values determined by such securities' most recent bid prices (sales prices if the principal market is an exchange) in the principal market in which they normally are traded, as furnished by recognized dealers in such securities or assets. Or, fixed-income securities and convertible securities may be valued on the basis of information furnished by a pricing service that uses a valuation matrix which incorporates both dealer-supplied valuations and electronic data processing techniques. Use of pricing services has been approved by the Board of Trustees. A number of pricing services are available, and the fund may use various pricing services or discontinue the use of any pricing service.
 Futures contracts and options are valued on the basis of market quotations, if available.
 Foreign securities are valued based on prices furnished by independent brokers or quotation services which express the value of securities in their local currency. FSC gathers all exchange rates daily at the close of the NYSE using the last quoted price on the local currency and then translates the value of foreign securities from their local currencies into U.S. dollars. Any changes in the value of forward contracts due to exchange rate fluctuations and days to maturity are included in the calculation of NAV. If an extraordinary event that is expected to materially affect the value of a portfolio security occurs after the close of an exchange on which that security is traded, then that security will be valued as determined in good faith by a committee appointed by the Board of Trustees.
 Short-term securities with remaining maturities of sixty days or less for which market quotations are not readily available are valued either at amortized cost or at original cost plus accrued interest, both of which approximate current value. In addition, securities and other assets for which there is no readily available market value may be valued in good faith by a committee appointed by the Board of Trustees. The procedures set forth above need not be used to determine the value of the securities owned by the fund if, in the opinion of a committee appointed by the Board of Trustees, some other method would more accurately reflect the fair market value of such securities.
ITEM 20. TAX STATUS.  Information in Item 6 is complete.
ITEM 21. UNDERWRITERS. Not applicable (the fund's shares are not currently offered to the public).
ITEM 22. CALCULATION OF YIELD QUOTATIONS OF MONEY MARKET FUNDS.  Not
applicable.
ITEM 23. FINANCIAL STATEMENTS. The fund's financial statements and financial highlights for the fiscal year ended December 31, 1996, and report of the auditor, are included in the fund's Annual Report, which is a separate report. The fund's financial statements, including the financial highlights, and report of the auditor are incorporated herein by reference.
Part C - OTHER INFORMATION
Item 24. Financial Statements and Exhibits
(a) Financial Statements and Financial Highlights for Fidelity Congress Street Fund for the fiscal year ended December 31, 1996 were filed on February 9, 1997 for the fund (File No. 811-971) pursuant to Rule 30d-1 under the Investment Company Act of 1940 and are incorporated herein by reference.
(b) Exhibits
 1. The Registrant's Restated Declaration of Trust, dated April 18, 1996, is incorporated herein by reference to Exhibit 1 of Post-Effective Amendment No. 16.
 2. (a) Bylaws of the Trust, as amended, are incorporated herein by reference to Exhibit 2(a) of Fidelity Union Street Trust's (File No. 2-50318) Post-Effective Amendment No. 87.
 3. Not applicable.
 4. Not applicable.
 5. Management Contract between Fidelity Congress Street Fund and Fidelity Management & Research Company, dated September 1, 1989, is incorporated herein by reference to Exhibit 5(a) of Post-Effective Amendment No. 15.
 6. Not applicable.
 7. (a) Retirement Plan for Non-Interested Person Trustees, Directors or
General Partners, as amended on    November 16, 1995, is incorporated
herein by reference to Exhibit 7(a) of Fidelity Select Port-
 folio's (File No. 2-69972) Post-Effective Amendment No. 54.
  (b) The Fee Deferral Plan for Non-Interested Person Directors and
Trustees of the Fidelity Funds,    effective as of December 1, 1995, is
incorporated herein by reference to Exhibit 7(b) of Fidelity    School
Street Trust's (File No. 2-57167) Post-Effective Amendment No. 47.
 8. (a) Custodian Agreement and Appendix C, dated September 1, 1994, between Brown Brothers Harriman & Company and the Registrant is incorporated herein by reference to Exhibit 8(a) of Fidelity Commonwealth Trust's Post-Effective Amendment No. 56 (File No. 2-52322).
  (b) Appendix A, dated January 18, 1996, to the Custodian Agreement, dated September 1, 1994, between Brown Brothers Harriman & Company and the Registrant is incorporated herein by reference to Exhibit 8(d) of Fidelity Investment Trust's Post-Effective Amendment No. 65 (File No. 2-90649).
  (c) Appendix B, dated May 16, 1996, to the Custodian Agreement, dated September 1, 1994, between Brown Brothers Harriman & Company and the Registrant is incorporated herein by reference to Exhibit 8(e) of Fidelity Securities Fund's Post-Effective Amendment No. 35 (File No. 2-93601).
  (d) Fidelity Group Repo Custodian Agreement among The Bank of New York,
J. P. Morgan Securities, Inc., and the Registrant, dated February 12, 1996, is incorporated herein by reference to Exhibit 8(d) of Fidelity Institutional Cash Portfolios' (File No. 2-74808) Post-Effective Amendment No. 31.
  (e) Schedule 1 to the Fidelity Group Repo Custodian Agreement between The Bank of New York and the Registrant, dated February 12, 1996, is incorporated herein by reference to Exhibit 8(e) of Fidelity Institutional Cash Portfolios' (File No. 2-74808) Post-Effective Amendment No. 31.
  (f) Fidelity Group Repo Custodian Agreement among Chemical Bank, Greenwich Capital Markets, Inc., and the Registrant, dated November 13, 1995, is incorporated herein by reference to Exhibit 8(f) of Fidelity Institutional Cash Portfolios' (File No. 2-74808) Post-Effective Amendment No. 31.
  (g) Schedule 1 to the Fidelity Group Repo Custodian Agreement between Chemical Bank and [the Registrant, dated November 13, 1995, is incorporated herein by reference to Exhibit 8(g) of Fidelity Institutional Cash Portfolios' (File No. 2-74808) Post-Effective Amendment No. 31.
  (h) Joint Trading Account Custody Agreement between The Bank of New York and the Registrant, dated May 11, 1995, is incorporated herein by reference to Exhibit 8(h) of Fidelity Institutional Cash Portfolios' (File No. 2-74808) Post-Effective Amendment No. 31.
  (i) First Amendment to Joint Trading Account Custody Agreement between The Bank of New York and the Registrant, dated July 14, 1995, is incorporated herein by reference to Exhibit 8(i) of Fidelity Institutional Cash Portfolios' (File No. 2-74808) Post-Effective Amendment No. 31.
 9. Not applicable.
 10. Not applicable.
 11. Consent of Coopers & Lybrand L.L.P. is filed herein as Exhibit 11.
 12. Not applicable.
 13. Not applicable.
 14. Not applicable.
 15. Not applicable.
 16. Not applicable.
 17. Financial Data Schedules for the fund are filed herein as Exhibit 27.
 18. Not applicable.
Item 25. Persons Controlled by or under Common Control with Registrant.
 The Board of Trustees of Registrant is substantially the same as the Boards of other funds which have FMR as their investment adviser. In addition, the officers of these funds are substantially identical with the Officers of Registrant. Nonetheless, Registrant takes the position that it is not under common control with these other funds since the power residing in the respective boards and officers arises as the result of an official position with the respective funds.
Item 26. Number of Holders of Securities: February 28, 1997

Title of Class:  Shares of Beneficial Interest
  Name of Series     Number of Record Holders

 Fidelity Congress Street Fund     238

Item 27. Indemnification.
 Article XI, Section 2 of the Declaration of Trust sets forth the reasonable and fair means for determining whether indemnification shall be provided to any past or present Trustee or officer. It states that the Registrant shall indemnify any present or past Trustee or officer to the fullest extent permitted by law against liability and all expenses reasonably incurred by him in connection with any claim, action, suit, or proceeding in which he is involved by virtue of his service as a Trustee, an officer, or both. Additionally, amounts paid or incurred in settlement of such matters are covered by this indemnification. Indemnification will not be provided in certain circumstances, however. These include instances of willful misfeasance, bad faith, gross negligence, and reckless disregard of the duties involved in the conduct of the particular office involved.
 Pursuant to the agreement by which Fidelity Service Company, Inc. ("Service") is appointed transfer agent, the Registrant agrees to indemnify and hold Service harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from:
 (1) any claim, demand, action or suit brought by any person other than the Registrant, including by a shareholder, which names the Service and/or the Registrant as a party and is not based on and does not result from Service's willful misfeasance, bad faith or negligence or reckless disregard of duties, and arises out of or in connection with Service's performance under the Transfer Agency Agreement; or
 (2) any claim, demand, action or suit (except to the extent contributed to by Service's willful misfeasance, bad faith or negligence or reckless disregard of duties) which results from the negligence of the Registrant, or from Service's acting upon any instruction(s) reasonably believed by it to have been executed or communicated by any person duly authorized by the Registrant, or as a result of Service's acting in reliance upon advice reasonably believed by Service to have been given by counsel for the Registrant, or as a result of Service's acting in reliance upon any instrument or stock certificate reasonably believed by it to have been genuine and signed, countersigned or executed by the proper person.
Item 28. Business and Other Connections of Investment Adviser.
 (1)  FIDELITY MANAGEMENT & RESEARCH COMPANY (FMR)
 FMR serves as investment adviser to a number of other investment companies. The directors and officers of the Adviser have held, during the past two fiscal years, the following positions of a substantial nature.

Edward C. Johnson 3d        Chairman of the Executive Committee of FMR;
                            President and Chief Executive Officer of FMR Corp.;
                            Chairman of the Board and Director of FMR, FMR
                            Corp., FMR Texas Inc., FMR (U.K.) Inc., and FMR
                            (Far East) Inc.; Chairman of the Board and
                            Representative Director of Fidelity Investments Japan
                            Limited; President and Trustee of funds advised by
                            FMR.



J. Gary Burkhead            President and Director of FMR, FMR Texas Inc., FMR
                            (U.K.) Inc., and FMR (Far East) Inc.; Managing
                            Director of FMR Corp.; Senior Vice President and
                            Trustee of funds advised by FMR.



Peter S. Lynch              Vice Chairman of the Board and Director of FMR.



Marta Amieva                Vice President of FMR.



Dwight D. Churchill         Vice President of FMR.



John D. Crumrine            Assistant Treasurer of FMR, FMR (U.K.) Inc., FMR
                            (Far East) Inc., and FMR Texas Inc.; Vice President
                            and Treasurer of FMR Corp.



William Danoff              Vice President of FMR and of a fund advised by FMR.



Scott E. DeSano             Vice President of FMR.



Craig P. Dinsell            Vice President of FMR.



Penelope Dobkin             Vice President of FMR and of a fund advised by FMR.



George C. Domolky           Vice President of FMR.



Larry A. Domash             Vice President of FMR.



Bettina Doulton             Vice President of FMR and of funds advised by FMR.



Margaret L. Eagle           Vice President of FMR and a fund advised by FMR.



Richard B. Fentin           Senior Vice President of FMR and Vice President of a
                            fund advised by FMR.



Gregory Fraser              Vice President of FMR and of a fund advised by FMR.



Jay Freedman                Assistant Clerk of FMR; Clerk of FMR Corp., FMR
                            (U.K.) Inc., and FMR (Far East) Inc.; Secretary of
                            FMR Texas Inc.



Robert Gervis               Vice President of FMR.



David L. Glancy             Vice President of FMR and of a fund advised by FMR.



Kevin E. Grant              Vice President of FMR and of funds advised by FMR.



Barry A. Greenfield         Vice President of FMR and of a fund advised by FMR.



Boyce I. Greer              Vice President of FMR.



Bart Grenier                Vice President of FMR.



Robert Haber                Vice President of FMR.



Richard C. Habermann        Senior Vice President of FMR; Vice President of funds
                            advised by FMR.



William J. Hayes            Senior Vice President of FMR; Vice President of
                            Equity funds advised by FMR.



Richard Hazlewood           Vice President of FMR and of a fund advised by FMR.



Fred L. Henning Jr.         Senior Vice President of FMR; Vice President of
                            Fixed-Income funds advised by FMR.



John R. Hickling            Vice President of FMR and of a fund advised by FMR.



Robert F. Hill              Vice President of FMR; Director of Technical
                            Research.



Curt Hollingsworth          Vice President of FMR and of funds advised by FMR.



Abigail P. Johnson          Vice President of FMR and of a fund advised by FMR.



Stephen P. Jonas            Vice President of FMR; Treasurer of FMR, FMR
                            (U.K.) Inc., FMR (Far East) Inc., and FMR Texas Inc.



David B. Jones              Vice President of FMR.



Steven Kaye                 Vice President of FMR and of a fund advised by FMR.



Francis V. Knox             Vice President of FMR; Compliance Officer of FMR
                            (U.K.) Inc.



David P. Kurrasch           Vice President of FMR.



Robert A. Lawrence          Senior Vice President of FMR; Vice President of High
                            Income funds advised by FMR.



Alan Leifer                 Vice President of FMR.



Harris Leviton              Vice President of FMR and of a fund advised by FMR.



Bradford E. Lewis           Vice President of FMR and of funds advised by FMR.



Arthur S. Loring            Senior Vice President, Clerk, and General Counsel of
                            FMR; Vice President/Legal, and Assistant Clerk of
                            FMR Corp.; Secretary of funds advised by FMR.



Richard R. Mace Jr.         Vice President of FMR and of funds advised by FMR.



Malcolm W. MacNaught II     Vice President of FMR and of a fund advised by FMR.



Robert H. Morrison          Vice President of FMR; Director of Equity Trading.



David L. Murphy             Vice President of FMR and of funds advised by FMR.



Jacques Perold              Vice President of FMR.



Anne Punzak                 Vice President of FMR.



Kenneth A. Rathgeber        Vice President of FMR; Treasurer of funds advised by
                            FMR.



Lee H. Sandwen              Vice President of FMR.



Patricia A. Satterthwaite   Vice President of FMR and of a fund advised by FMR.



Thomas T. Soviero           Vice President of FMR and of a fund advised by FMR.



Richard Spillane            Vice President of FMR; Senior Vice President and
                            Director of Operations and Compliance of FMR (U.K.)
                            Inc.



Robert E. Stansky           Senior Vice President of FMR; Vice President of a
                            fund advised by FMR.



Thomas Sweeney              Vice President of FMR and of a fund advised by FMR.



Beth F. Terrana             Senior Vice President of FMR; Vice President of a
                            fund advised by FMR.



Yoko Tilley                 Vice President of FMR.



Joel C. Tillinghast         Vice President of FMR and of a fund advised by FMR.



Robert Tuckett              Vice President of FMR.



Jennifer Uhrig              Vice President of FMR and of funds advised by FMR.



George A. Vanderheiden      Senior Vice President of FMR; Vice President of funds
                            advised by FMR.



Item 29. Principal Underwriters
(a)-(c) Not applicable.
Item 30. Location of Accounts and Records
 All accounts, books, and other documents required to be maintained by
Section 31a of the 1940 Act and the Rules promulgated thereunder are maintained by Fidelity Management & Research Company or Fidelity Service Company, Inc., 82 Devonshire Street, Boston, MA 02109 or the fund's custodian Brown Brothers Harriman & Co., 40 Water Street, Boston, MA.
Item 31. Management Services
  Not applicable.
Item 32. Undertakings
The Registrant on behalf of Fidelity Congress Street Fund undertakes, provided the information required by Item 5A is contained in the annual report, to furnish each person to whom a prospectus has been delivered, upon their request and without charge, a copy of the Registrant's latest annual report to shareholders.
SIGNATURES
 Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment No. 17 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, and Commonwealth of Massachusetts, on the 16th day of April, 1997.
        FIDELITY CONGRESS STREET FUND
        /s/Kenneth A. Rathgeber, Treasurer *
           Kenneth A. Rathgeber, Treasurer

<F1>*  Signature affixed by John H. Costello pursuant to a power of attorney dated December 19, 1996 and filed herewith.<F2>
POWER OF ATTORNEY
 I, the undersigned Treasurer and principal financial and accounting officer of the following investment companies:

Fidelity Aberdeen Street Trust           Fidelity Government Securities Fund
Fidelity Advisor Annuity Fund            Fidelity Hastings Street Trust
Fidelity Advisor Series I                Fidelity Hereford Street Trust
Fidelity Advisor Series II               Fidelity Income Fund
Fidelity Advisor Series III              Fidelity Institutional Cash Portfolios
Fidelity Advisor Series IV               Fidelity Institutional Tax-Exempt Cash Portfolios
Fidelity Advisor Series V                Fidelity Institutional Trust
Fidelity Advisor Series VI               Fidelity Investment Trust
Fidelity Advisor Series VII              Fidelity Magellan Fund
Fidelity Advisor Series VIII             Fidelity Massachusetts Municipal Trust
Fidelity Beacon Street Trust             Fidelity Money Market Trust
Fidelity Boston Street Trust             Fidelity Mt. Vernon Street Trust
Fidelity California Municipal Trust      Fidelity Municipal Trust
Fidelity California Municipal Trust II   Fidelity Municipal Trust II
Fidelity Capital Trust                   Fidelity New York Municipal Trust
Fidelity Charles Street Trust            Fidelity New York Municipal Trust II
Fidelity Commonwealth Trust              Fidelity Phillips Street Trust
Fidelity Congress Street Fund            Fidelity Puritan Trust
Fidelity Contrafund                      Fidelity Revere Street Trust
Fidelity Corporate Trust                 Fidelity School Street Trust
Fidelity Court Street Trust              Fidelity Securities Fund
Fidelity Court Street Trust II           Fidelity Select Portfolios
Fidelity Covington Trust                 Fidelity Sterling Performance Portfolio, L.P.
Fidelity Daily Money Fund                Fidelity Summer Street Trust
Fidelity Daily Tax-Exempt Fund           Fidelity Trend Fund
Fidelity Destiny Portfolios              Fidelity U.S. Investments-Bond Fund, L.P.
Fidelity Deutsche Mark Performance       Fidelity U.S. Investments-Government Securities
  Portfolio, L.P.                           Fund, L.P.
Fidelity Devonshire Trust                Fidelity Union Street Trust
Fidelity Exchange Fund                   Fidelity Union Street Trust II
Fidelity Financial Trust                 Fidelity Yen Performance Portfolio, L.P.
Fidelity Fixed-Income Trust              Variable Insurance Products Fund
                                         Variable Insurance Products Fund II


plus any other investment company for which Fidelity Management & Research Company or an affiliate acts as investment adviser and for which the undersigned individual serves as President and Director, Trustee, or General Partner (collectively, the "Funds"), hereby constitute and appoint John H. Costello and John E. Ferris each of them singly my true and lawful attorneys-in-fact, with full power of substitution, and with full power to each of them to sign for me and in my name in the appropriate capacity, all Registration Statements of the Funds on Form N-1A, Form N-8A or any successor thereto, any and all subsequent Amendments, Pre-Effective Amendments, or Post-Effective Amendments to said Registration Statements on Form N-1A or any successor thereto, any Registration Statements on Form N-14, and any supplements or other instruments in connection therewith, and generally to do all such things in my name and behalf in connection therewith as said attorneys-in-fact deems necessary or appropriate, to comply with the provisions of the Securities Act of 1933 and the Investment Company Act of 1940, and all related requirements of the Securities and Exchange Commission. I hereby ratify and confirm all that said attorneys-in-fact or their substitutes may do or cause to be done by virtue
hereof.   This power of attorney is effective for all documents filed on or after January 1, 1997.
 WITNESS my hand on the date set forth below.
/s/Kenneth A. Rathgeber__________   December 19, 1996

Kenneth A. Rathgeber

<F1>
<F2>